Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Ozop Energy Solutions, Inc., of our report dated September 22, 2020, relating to the financial statements, at and for the year ended December 31, 2019, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania
September 30, 2021